EXHIBIT 99.1

Suntron Corp. Reports Second Quarter 2004 Results

PHOENIX, AZ.- July 29, 2004- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today reported revenue and operating results for the second quarter of 2004. The Company reported net sales of $130.4 million and net income of $1.0 million, which equates to earnings of $0.04 per share.

Net sales for the second quarter of 2004 were $130.4 million, an increase of $55.5 million from the $74.8 million reported in the second quarter of 2003. Sequentially, second quarter net sales increased $29.7 million, or 30%, from $100.7 million reported in the first quarter of 2004. Net sales increased in the second quarter of 2004 due to increased demand in our targeted end market segments of semiconductor capital equipment, aerospace and defense, industrial and medical. Semiconductor capital equipment was our fastest growing segment, followed by industrial and aerospace and defense.

Gross profit for the second quarter of 2004 was $8.7 million (6.7% of net sales), an improvement of $12.7 million as compared to a loss of $4.0 million for the second quarter of 2003. The improvement in gross profit was positively impacted by net sales growth that resulted in improved capacity utilization and operating leverage and a $3.0 million reduction in depreciation expense.

Selling, general and administrative expense (SG&A) for the second quarter of 2004 declined as a percentage of sales from 7.6% in the second quarter of 2003 to 4.9% in the second quarter of 2004. Overall, SG&A was $6.4 million, an increase of $0.7 million as compared to $5.7 million in the second quarter of 2003. The $0.7 million increase in SG&A was associated with the higher sales that occurred during the quarter.

Operating income for the second quarter of 2004 was $2.1 million (1.6% of net sales), an improvement of $12.0 million as compared to an operating loss of $9.9 million for the second quarter last year. The improvement in operating income was primarily due to increased absorption of our fixed costs driven by our strong sales growth.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 was $4.8 million (3.7% of net sales), an improvement of $8.9 million as compared to EBITDA of negative $4.1 million for the second quarter last year. The factors positively impacting operating income were also primarily responsible for the improvement in EBITDA.

Net income for the second quarter of 2004 was $1.0 million, an improvement of $11.5 million as compared to a net loss of $10.5 million for the second quarter last year. The improvement in our net loss as compared with the second quarter of 2003 was primarily attributable to the higher gross profit discussed previously, partially offset by higher SG&A and interest expense costs this quarter.

Basic and diluted earnings per share (EPS) for the second quarter of 2004 was $0.04 per share, an improvement of $0.42 per share from the loss of $0.38 per share for the second quarter last year.

Cash flow from operating activities for the second quarter was negative $12.1 million, a sequential improvement of $1.2 million as compared to $13.3 million of negative operating cash flow recognized in the first quarter of 2004. The primary reason for the negative operating cash flow in the second quarter of 2004 was an increase in working capital associated with the significant increase in net sales. At quarter-end, the Company had debt outstanding of $63.3 million as compared to $46.7 million at the end of the first quarter of 2004.

“We are very pleased that we were able to continue our very strong revenue growth,” stated James Bass, Suntron’s president and chief executive officer. “This growth was driven by increased demand from customers in our targeted end markets. Additionally, it is worth noting that despite many of the inefficiencies that normally occur with a dramatic ramp in sales, we were able to achieve profitability for the first time since the merger of K*TEC and EFTC created Suntron in 2002. Higher net sales have allowed us to realize the benefits of the operating leverage inherent in our business model and we expect to continue to realize efficiencies as our sales grow. Our strong performance is a reflection of the continued strength in our target end markets of semiconductor capital equipment, aerospace and defense, industrial and medical markets. We continue to focus on increased customer diversification with the addition of new customers in each of these markets, and we are benefiting as these new customers ramp towards full production with us,” said Mr. Bass.

“While we are excited with the Company’s rapid sales growth, we continue to focus on controlling costs, asset management, and increasing margins. The increase in our working capital is primarily driven by increased inventory and accounts receivable due to the increase in demand from our customers. We expect to see our requirements for investment in this area moderate as our growth rate begins to normalize. Nevertheless, improving return on invested capital and asset management is our top priority for the third quarter,” said Mr. Bass.

“We continue to have a solid pipeline of new orders from our customers, particularly in our targeted market segments. As we look ahead to the third quarter, we expect net sales will be approximately 80% to 90% higher than the third quarter of 2003, or approximately 5% to 10% higher sequentially,” said Mr. Bass. “We expect to continue to realize benefits from increased efficiency and higher capacity utilization and anticipate improvement in gross profit, operating income and EBITDA margins. As a result, we expect to be profitable with earnings per share of $0.04 to $0.07. We expect to have slightly negative cash flow from operations in the third quarter as we continue to support the growth of our customers by investing in additional working capital,” said Mr. Bass.

“We remain committed to our high-mix manufacturing model and believe Suntron is uniquely positioned to service customers that require complex manufacturing solutions in the aerospace & defense, semiconductor capital equipment, industrial and medical markets. Our management team is committed to the success of Suntron and remains focused on exceeding customer expectations, continuously improving operational performance and creating shareholder value. We will accomplish these objectives as we continue to support our customers’ successes while improving our business performance,” concluded Mr. Bass.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in printed circuit card assembly, cable and harness production, plastic injection molding, sheet metal, product design, engineering services, and full systems integration and test. The Company has approximately 2,950 employees and contract workers.

Income Statement Summary
(Amounts in Thousands, Except Per Share Amounts)

	Q2	Q1	Q2
	2003	2004	2004
Net Sales	$74,845	$100,671	$130,381
Gross Profit (Loss)	(3,995)	2,973	8,746
SG&A Expense	5,682	5,609	6,394
Operating Income (Loss)	(9,897)	(3,456)	2,098
Net Income (Loss)	(10,527)	(4,279)	1,011
Earnings (Loss) Per Common Share	(0.38)	(0.16)	0.04

Selected Financial Data
(Dollars in Thousands)

	Q2	Q1	Q2
	2003	2004	2004
EBITDA	$(4,090)	$378	$4,812
Cash Flow Used by Operating Activities	(3,737)	(13,327)	(12,118)
Restructuring Related Charges	(924)	(719)	(99)
Working Capital (End of Period)	51,754	61,521	80,692

Net Sales by Industry

	Q2	Q1	Q2
	2003	2004	2004
Semiconductor Capital Equipment	23%	38%	39%
Aerospace and Defense	33%	26%	24%
Industrial	23%	23%	24%
Medical	4%	5%	4%
Networking/Telecom	17%	8%	9%

Total	100%	100%	100%

The primary measure of our operating performance is net income (loss). However, the Company’s lenders and many investment analysts believe that other measures of operating performance are relevant. One of these alternative measures is Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). Management emphasizes that EBITDA is a non-GAAP measurement that excludes many significant items that are also important to understanding and assessing Suntron’s financial performance. Additionally, in evaluating alternative measures of operating performance, it is important to understand that there are no standards for these calculations. Accordingly, the lack of standards can result in subjective determinations by management about which items may be excluded from the calculations, as well as the potential for inconsistencies between different companies that have similarly titled alternative measures. In order to illustrate our EBITDA calculations, we have provided the details below of the calculation as follows:

Calculation of EBITDA
(Dollars in Thousands)

	Q2	Q1	Q2
	2003	2004	2004
Net Income (Loss)	$(10,527)	$(4,279)	$1,011
Interest Expense	700	849	1,097
Income Tax Expense	—	—	—
Depreciation and Amortization	5,737	3,808	2,704

EBITDA	$(4,090)	$378	$4,812

Balance Sheet Summary
(Dollars in Thousands)

	June 29,	March 28,	June 27,
	2003	2004	2004
Cash and Equivalents	$13	$20	$12
Trade Receivables, Net	36,070	50,654	64,914
Inventories, Net	61,989	76,235	92,922
Other Current Assets	1,419	1,688	1,689
Property, Plant & Equipment, Net	52,363	40,244	38,244
Goodwill	7,395	9,638	9,982
Other Assets	3,059	2,106	2,209

Total Assets	$162,308	$180,585	$209,972

Accounts Payable	$32,030	$50,781	$63,902
Accrued Liabilities	15,018	12,626	14,815
Outstanding Checks in Excess of Cash	689	3,669	128
Bank Debt	25,045	46,740	63,338
Other Long-term Liabilities	6,461	1,010	922
Stockholders’ Equity	83,065	65,759	66,867

Total Liabilities and Stockholders’ Equity	$162,308	$180,585	$209,972

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the semiconductor and aerospace segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and maintain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cashflows, revenue and earnings outcomes as well as other factors identified as “ Factors That May Affect Future Results” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.

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Suntron Contacts:	Jim Bass	Peter Harper
	President and CEO	Chief Financial Officer

Luke Schroeder or
Jennifer Walaitis
ir@suntroncorp.com